EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Telephone Number: E-mail:	Terry Wasko, Treasurer and Chief Financial Officer 610-965-5959 twasko@eastpennbank.com

EAST PENN FINANCIAL CORPORATION ANNOUNCES EARNINGS INCREASE OF 13.2%
FOR THE FIRST QUARTER OF 2005

        (April 21, 2005) – EMMAUS, PA -- East Penn Financial Corporation (NasdaqSC: EPEN) today reported its first quarter 2005 earnings of $850,000, representing a 13.2% increase over first quarter 2004 earnings of $751,000. Basic and diluted earnings per share for the first quarter of 2005 increased 8.3% to 13 cents compared with 12 cents for the first quarter of 2004. In addition, the level of earnings had a positive impact on the company’s book value, which increased 2.8%, to $3.36 at March 31, 2005 as compared with $3.27 at March 31, 2004.

        The Company’s return on average assets (ROA) increased to 0.95% for the first quarter of 2005 as compared with 0.89% as of the first quarter of 2004. Return on average shareholders’ equity (ROE) was 16.03% at the end of the first three months of 2005 in comparison with 15.57% for first three months of 2004.

        The Company’s earnings growth in 2005 continued to be driven primarily from its core banking business, where net interest income for the first quarter of 2005 increased 13.5% over the first quarter of 2004 as a result of increased short-term interest rates, continued loan growth and ongoing management of cost of funds. The net interest spread increased to 3.59% in the first quarter of 2005 as compared with 3.34% in the first quarter of 2004, while the net interest margin was 3.80% in the first quarter of 2005 as compared with 3.54% for the same period in 2004. The provision for loan losses decreased to $126,000 for the first quarter of 2005 as compared with $154,000 for the first quarter of 2004. Operating expenses for the first quarter of 2005 increased 13.5% over first quarter 2004 primarily as a result of increased occupancy and equipment expenses associated with the purchase, renovation and occupancy of a 20,000 square foot building in Emmaus, Pennsylvania which is being used to house the Company’s operations center and administrative offices. Other income increased 2.8% as a result of increased credit card processing and customer service related fee income. Total assets increased 7.2%, net loans increased 20.7%, and deposits increased 5.1% from March 31, 2004 to March 31, 2005. In addition, asset quality remains strong for the first quarter of 2005 considering that the percentage of non-performing assets to total assets was 0.28% as compared with 0.31% for the first quarter of 2004. Net charge-offs as a percentage of average loans slightly increased to 0.02% for the first quarter of 2005 as compared with 0.01% for the first quarter of 2004.

        East Penn Financial Corporation, which was formed July 2003, is a $368.1 million bank holding company and is the parent of East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. The Company announced its plans to hold its annual meeting on May 12, 2005 at 7 p.m. at the Allen Organ Company located in Macungie, Pennsylvania.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information

	March 31,
(in thousands, except per share data)	2005	2004
	(Unaudited)
Balance Sheet Data:

Total assets	$368,144	$343,394
Securities available for sale	85,828	99,328
Securities held to maturity, at cost	1,039	1,051
Mortgages held for sale	1,996	2,184
Total loans (net of unearned discount)	250,341	207,503
Allowance for loan losses	2,912	2,541
Premises and equipment, net	7,876	7,434

Non-interest bearing deposits	42,053	39,456
Interest bearing deposits	255,959	243,974

Total deposits	298,012	283,430
Securities sold under agreements to repurchase	2,696	4,976
Short-term borrowings	12,202	—
Long-term debt	25,000	25,000
Junior subordinated debentures	8,248	8,248

Stockholders' equity	21,181	20,573

Common shares outstanding	6,302,560	6,299,460
Book value per share	$3.36	$3.27

	Three Months Ended March 31,
(in thousands, except per share data)	2005	2004
	(Unaudited)
Statement of Income Data:
Total interest income	$4,550	$4,070
Total interest expense	1,397	1,292

Net interest income	3,153	2,778
Provision for loan losses	126	154

Net interest income after provision	3,027	2,624
Other income	523	509
Other expenses	2,445	2,154

Net income before taxes	1,105	979
Income tax expense	255	228

Net income	$850	$751

Basic earnings per share (1)	$0.13	$0.12
Diluted earnings per share (2)	$0.13	$0.12
Cash dividends per common share	$0.09	$0.08

Selected Financial Ratios:
Return on average equity	16.03%	15.57%
Return on average assets	0.95%	0.89%
Net interest margin (3)	3.80%	3.54%
Efficiency ratios:
Operating expenses as a percentage of
revenues (3)	64.71%	64.64%
Operating expenses as a percentage of
average assets	2.81%	2.65%
Tier 1 leverage capital	7.98%	7.65%
Loans (4) as a percent of deposits	84.00%	73.21%
Average equity to average assets	5.95%	5.75%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)	1.16%	1.22%
Allowance for loan losses /
Non-performing assets (5)	290.04%	275.60%
Non-accrual loans / Total loans (4)	0.37%	0.43%
Non-performing assets / Total assets	0.42%	0.52%
Net charge-offs / Average loans (4)	0.02%	0.01%

(1)     Based upon the weighted average number of shares of common stock outstanding for the applicable periods.

(2)     Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.

(3)     Not calculated on a fully tax-equivalent basis.

(4)     The term “loans” includes loans held in the portfolio, including non-accruing loans, and excludes loans held for sale.

(5)     Includes non-accrual loans.